Exhibit 99.2

ClearSign Combustion Corporation [CLIR]

Q2 2019 Earnings Conference Call

Wednesday, August 14, 2019, 5:00 PM ET

Company Participants:

Matthew Selinger, Investor Relations

Brian Fike, Chief Financial Officer

Jim Deller, Chief Executive Officer

Rob Hoffman, Chairman of the Board

Analysts:

Robert Kecseg, Las Colinas Capital Management

Presentation

Operator: Good afternoon, and welcome to the ClearSign Corporation Second Quarter 2019 Conference Call. (Operator Instructions). After today's presentation, there will be an opportunity to ask questions. (Operator Instructions). Please note this event is being recorded.

I would now like to turn the conference over to Matthew Selinger, Investor Relations. Please go ahead.

Matthew Selinger: Thank you, operator, and welcome, everyone, to the ClearSign Combustion Corporation Second Quarter 2019 Results Conference Call. During this conference call, the Company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the Company's projections, expectations, plans, beliefs, and prospects. These statements are based on judgments and analysis as of the date of this conference call, and are subject to numerous risks, important risks, and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of the ClearSign's products will be successfully completed; whether ClearSign will be successful in expanding the market for its products; and other risks that are described in ClearSign's public periodic filings with the SEC, including the discussion in the Risk Factors section of the 2018 Annual Report on Form 10-K.

ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

On the call with me today are Rob Hoffman, ClearSign's Chairman of the Board; Jim Deller, ClearSign's Chief Executive Officer; and Brian Fike, ClearSign's Chief Financial Officer.

So with that, I would like to turn the call over to Brian Fike. Brian, please go ahead.

Brian Fike: Thank you, Matthew, and thank you to everyone for joining us here today.

Before I turn the call over to Jim, I'd like to review our results from operations for the second quarter, which ended on June 30, 2019. The net loss for the quarter ended June 30, 2019 was $2.4 million compared to a $2.4 million loss in the same period for 2018.

Shares outstanding as of June 30, 2019 were 26,702,261.

Our cash and investment resources were about $11.6 million at the end of the second quarter of 2019 compared to $13.7 million at the end of the first quarter of 2019.

It is important to note that we have sufficient working capital available as of today to carry us well into 2020, even assuming no revenues or changes in expenditures.

And with that, I'd like to turn the call over to our Chief Executive Officer, Jim Deller. Please go ahead, Jim.

Jim Deller: Thank you, Brian, and good afternoon, everyone. Before getting into my comments on the progress and outlook of ClearSign's business today, I want to quickly review the key elements of the plans we laid out in our last quarterly conference call.

In that call, we presented a strategy of prioritizing key technologies that we can commercialize quickly, developing those technologies to minimize barriers to acceptance by our customers, and to make them simple to incorporate into the equipment of major suppliers in the industry; and finally, to deliver our technology to our customers through collaborative arrangements with leading equipment manufacturers in the industry and identify and develop channels to market is for the ongoing growth of our business, as well as that of our partners.

At that time, we also discussed developments in our key combustion technology, especially the addition of a reposition pilot that enables the ClearSign burner to start up and operate in the same way as a standard production process or boiler burner.

We've also stated that it is our intention to continue to develop our technology and our operations in a manner focused on the needs and preferences of our customers.

In this call today, I will give updates on the development of our combustion technology, discuss the packaging of our technology for easy adoption by our current and future OEM partners and talk a little, to the extent I can, about our progress in developing strategic partnerships.

Back in June, we announced the completion of a supply agreement with ASHCOR LLC. I will talk about the opportunity presented by this agreement and give an update on our additional collaborative activities.

Please note that we are actively negotiating with multiple prospective collaboration partners at this time in an effort to reach the best and most mutually beneficial business arrangements and ultimately, contract terms.

The requirements of each of these parties and the due diligence activities are different from one another, as are the status and details of our ongoing negotiations. Because of this, I will not provide specific information regarding the parties of these negotiations, including their names, at this time. I will make mention of the ongoing interactions, as appropriate, when providing updates on the development of our production lines.

We will make announcements at the conclusion of this process when partners are selected, negotiations completed and contracts have been signed.

Additionally, and of note, I would like to mention that we have been, and continue to be, very cognizant of costs. Since there is sometimes concern that savings will be at the expense of progress, I will address our approach to cost control and our strategy of balancing this against the necessary scale-up of our operations capabilities as our business develops to commercial order processing. I will also comment on some other specific areas of focus in our cost control activities.

Later on in my remarks, I will give an update on our progress in China and on our ongoing projects. Finally, to conclude my remarks, I will talk a little about plans for control of technology, which I have not mentioned to date.

As background to an update on developments of our technology, I want to elaborate on the key theme presented in the new version of our investor presentation, which is posted on our website. The investor presentation is addressing naming and branding, but also gets to the essence of our business strategy.

As we configure our ClearSign technology for embedding as the technical high-performance core of our prospective partners' equipment, we need to apply [a standard] package that is consistent and repeatable.

It also needs to be in a form that our prospective partners can anticipate and depend on, as they modify their equipment to accommodate the ClearSign components. The details of the ClearSign components will vary by product, and will also scale in size depending on the [firing] rate and size of the equipment into which they will be installed, and they will be predefined and consistent.

We have branded the technology that we've built into our prospective partners' equipment as ClearSign Core, a name derived by a board member, Susanne Meline. Our intention is that the name ClearSign Core will become an industry-wide recognized brand.

We also plan that the name ClearSign Core will be part of the identity of the equipment into which our products are fitted, for example, possibly as an XYZ burner with a ClearSign Core or XYZ ClearSign Core burner, flare, (inaudible) recovery unit, etc.

To avoid confusion, the name Duplex will be phased out, as we do not believe this currently has significant market recognition, while trades and association with ClearSign will provide a self-evident description of how ClearSign technology is made available to our customers.

As I mentioned earlier, if anyone on this call has not had the opportunity to review the updated investor presentation, I encourage you to do so. It's available under the Investor Relations portion of our website.

On the last call, I noted that engineer and business leader, Jeff Lewallen, had recently joined ClearSign to develop and commercialize our process burner technology. Since that time, we believe we have made substantial progress developing the capabilities of this technology to meet the operating criteria that is sought by refining users in the industry. The only inclusion of a new pilot configuration discussed in the last meeting, we have extended the operating branch of this technology to align it with the operation of standard burners in almost every way.

During this last quarter, we have demonstrated this technology to multiple potential burners and end users, with unanimously positive responses. We have installed new pilot configuration at Tricor, where it has operated with an industrial setting as seamlessly as it did in our test furnace.

[To me], more impressively, that installation was scaling of our technology from 5 million BTUs now in our test furnace to the original 8 million BTUs an hour, now 15 million BTUs an hour out of the box, and without any diminishment in performance is a great testimony to the scalability of this technology compared to what I and others from the industry are used to with traditional burner designs.

For those who like [quantitative] specifics, this latest installation of Tricor is operating on the heat density of 476,000 BTUs per hour per square foot. That is a full 60% of the industrial guidelines still getting the same circa 5 PPM NOx performance with no indication of heat disruption concerns.

This data is significant, as it demonstrates the ability of the ClearSign process burner technology to operate effectively in tight confines, therefore, offering a solution to all customers that have heaters facing production limitations due to the flame size, flame interactions and troublesome furnace patterns created by traditional low NOx burner technology.

This installation is also operating with a full burner management system. Basically, to start the burner and bring to operating rate and to shut down the burner, the operator needs to do no more than push a button. At this installation, the new burner has been started and shut down daily without issue since early July.

We are encouraged by the response from our prospective partners and customers to this technology, particularly those who have seen it in operation in our test furnace in Seattle, working in the field or both.

Of particular note is a number of prospective install inquiries we have received where the value of the technologies of our customers is not really focused on NOx, but to enable furnaces to operate at full rates when previously would have been [derated] or turned down after being fitted with traditional low NOx burners. In fact, one hopefully notes this, but when we describe ourselves in press releases, we purposely say that our technology improves energy operational efficiency, while dramatically reducing emissions, rather than leading with emissions reduction.

In many cases, the payback period for a ClearSign burner is in the order of year to 18 months, especially in cases where the heater output can be increased without flame impingement.

We are working through a similar commercialization process with our 5G boiler burners. This includes the configuration of a ClearSign Core with similar performance attributes.

At the time Jeff Lewallen joined ClearSign to take the lead on our refining and petrochemical business, our CTO, Donald Kendrick, took personal accountability for the development of our boiler burner technology. While we do not yet have any field installations of the new burner configuration, we are now demonstrating a fully automated 5G boiler burner in Seattle. This burner is providing full process flexibility and significantly, sub-5 PPM NOx in our test boiler. The operation and low emissions demonstrated by this technology has been key to the engagement of prospective collaboration and supply channel partners.

We also have incorporated the successful design features of our 5G technology into the design of the modified components of our water tube boiler burner. I will talk more about this shortly, as this is integral to our project in China.

As mentioned at the start of this call, we currently have ongoing negotiations with several companies interested in partnering with us for these burner technologies; some, which have undertaken (inaudible) procedures. And as for the process burner technology, I need to ask your patience as we complete these negotiations. I will say, however, that the feedback has been encouraging. In the words of some of our very interested visitors, "wild" and "very impressive."

This past June, we announced our first collaborative supply agreement with ASHCOR for the flare vertical. ASHCOR is very dynamic and nimble flare manufacturer based in Chattanooga, Tennessee. ASHCOR specializes in the technology and business of enclosed flares. Its business development aspirations and the history of the senior management and technical team make them a very good fit for ClearSign.

The agreement prohibits the disclosure of the commercial and technical details. For obvious reasons, it describes the inclusion of a ClearSign Core, or multiple ClearSign Cores, into an ASHCOR flare. The ClearSign Core components are a standard design, and already been engineered into an ASHCOR flare body. There are also new Core development obligations to expand the applicability of ClearSign ASHCOR technology to other products.

The first embodiment of the standard ClearSign Core flare technology is already manufactured and awaiting installation in the most recently delivered ClearSign-provided flare order for a CRC refinery near Bakersfield, California. This installation [directs] another enclosed well head ground flare to ensure compliance with industry requirements was announced this past May.

At this time, ClearSign and ASHCOR staff are working together, creating promotional materials and funding sales activities. This is a very exciting development for ClearSign and we very much look forward to the future of this relationship.

While we talk about our efforts moving towards commercialization for our technology, we are also simultaneously focusing on our organization and future operations as it relates to selling and delivering our technologies in a commercial [bond].

In addition to addressing our process heater burner, oiler burner and flare technologies, it is timely to update on this design for efficient operations effort also. The ClearSign Core of our burner and flare technologies has been re-engineered to contain a limited number of components. This not only enables sub-5 installation and maintenance by our customers, but also gives us opportunity to standardize the components we buy from our suppliers, limit the amount of inventory we'll need to keep on hand and increase the turn rate of that inventory. This allows our suppliers to realize the efficiencies achievable with larger volume production.

Of course, this will, in turn, allow ClearSign to benefit from economies and component costs, simplify materials management and shorter lead times. It will also simplify the warehousing of replacement parts and maintenance activities of our customers.

In addition to working with prospective equipment manufacturers, we are also working with the companies that engineer and install equipment as a solution for customers. As an example, one very active company in the Los Angeles region, California Boiler, has already witnessed the performance of our technology, quoted ClearSign equipment as proposed solutions to their customers, and coupled with their strategic growth plans, have recently hired engineers to expand their coverage.

And when we connected the two parties, California Boiler formed a supply agreement with ASHCOR. California Boiler is also planning to send a team of sales personnel and engineers to Seattle next month to better understand what ClearSign technology provides, and to assist them with selling ClearSign's technology.

Before switching topics to cover cash consumption and sensing technologies, I'd like to give some updates on our ongoing projects. We have completed all the contractual negotiations with South Coast Air Quality Management District and World Oil. While receiving the signed documentation for South Coast is expected, it is always gratifying to get all the signatures on the same page. This completes the freeway contract for our collaborative demonstration project.

This project is on track, as we have taken detailed measurements from the World Oil heater and the engineering design and creation of fabrication drawings for these burners is well underway. The installation and the start-up of new burner technology is scheduled for Q1 2020, but of course, depends ultimately on their shutdown and turnaround schedule.

In the last call, our Chairman, Rob Hoffman, [likened] ExxonMobil's [fired] equipment group covering the care and attention to details similar to an extremely careful master carpenter. He measured 100 times before cutting once. Our experience is this methodological care and diligence enable steady progress, but it also takes time when working through the fine print of legal contracts.

We still maintain full engagement with ExxonMobil, have regular dialogue with their technical team, in addition to their legal team; and believe we are very close to agreeing mutually, acceptable contractual terms. We will, of course, let you know as soon as an announcement is mutually agreed.

In terms of developments in China, we continue to plan for our upcoming installations there. The new technology design for the water tube boiler is complete and materials are in the sourcing supply phases.

As mentioned earlier, we have made extensive modification to the water tube boiler burner technology based on the design and knowledge gained from our smaller scale 5G boiler burner development. The majority of the components that have been revised are being fabricated in China to mitigate shipping delays and possible complications during the importation process. At this time, we fully expect to have everything installed and ready to operate by the start of the 2019 winter heating season.

We're also seeking the ideal host boiler for our 5G technology while we finalize the production details for this demonstration burner. We are targeting a boiler the same size as our test boiler in Seattle. The plan for this technology demonstration is to build and test the burner in Seattle, then simply remove it from the test furnace and ship it into China for installation in our client's boiler.

Shortly after our first quarter call back in May, our customers, and some prospective partners in China, it was clear that ClearSign has strong relationships with very senior personnel in companies in China. Some of these are evidenced by the heating district and city MoUs we have in place.

In order to capitalize on the anticipated acceptance of ClearSign technology into the Chinese markets, we are also laying the groundwork for our supply network within the country. At present, we have many options open to us, and continue to meet with potential manufacturers, partners and collaborators.

With the ongoing trade war and deterioration in political relationships between the U.S. and China, the nature of our anticipated operations in China are relevant and important.

The commercial operation we seek to establish in China will involve the manufacture of products for the Chinese customers within China with minimal, if any, materials being imported into China from the USA.

The proportion of the material that makes up the delivered products supplied by ClearSign, the proprietary components making up the ClearSign Core are a small portion of the total supply. So our exposure is small, even if for some reason, the material does need to be imported.

Further, the specialty material used for the burners, we are focusing on for the Chinese customers, are largely from global suppliers who have manufacturing operations within China, or are at least available from other countries outside of the USA.

I do have another visit to China planned in the near future and continue to see this region as having a huge potential for the future development of ClearSign.

At this point, I want to switch to look internally, and comment on our company expenditures. We have reduced our cash burn over the last 6 months. This is the result of many trimmings and operational efficiency gains, rather than any single major action. The primary contributors are an emphasis on completing work with in-house resources and focusing our efforts on the endeavors highlighted as key objectives for the Company.

The focus on trimming is ongoing, and is applied to our day's activities and other areas such as our IP portfolio, which includes inventions that are no longer pursuits of ClearSign. These plans cost money to maintain and may be more valuable to others. We are taking great care to ensure that while we review and commit to expenditures carefully, the work on our top priorities is not hindered.

From a financial perspective, we are also taking advantage of gains in operating efficiency to balance the development of our operational resources required to prepare for anticipated future commercial operations. We will then invest, as and when deemed prudent, especially in areas required to develop our operational capability to support the business growth that is anticipated through collaboration with our prospective future supply partners.

To date, and since I joined the Company, we have employed a consistent strategy of prioritization to get ClearSign to commercial operations as quickly as possible. We initially identified the process burner technology and the 5G burner technology as top priorities.

The development of the process burner technology, with the addition of the new pilot, led directly to the rapid deployment of what is essentially our process burner ClearSign Core technology into flare equipment; hence, the accelerated development in this product line and the already enacted agreements with ASHCOR.

As our strategies and technologies in the burner type applications transition to commercial deployment, it is appropriate to comment on another sector of ClearSign's portfolio. The technology I will speak about is an evolution from the original ECC technology and focuses on sensing applications, i.e., the development of high-value sensors.

We are very conscious of a need to focus our efforts on technology that can be commercialized most readily. The ClearSign engineers developing our sensing technology are not the same staff working on our combustion or burner type technology. So introducing a selective sensing technology into our highly prioritized business plan is not depletive to our efforts to commercialize burner and flare technologies.

We have applied the same business approach to develop what we believe is a product area that can be commercialized with focus and prioritization. This product opportunity has been selected from a multiple other possible derivatives spawned from the original ECC technology. Although this technology is not so prominent within ClearSign's portfolio at present, and the staff working on it, and therefore, the resources committed are few compared to the combustion technologies. It has great potential value to ClearSign in the future, given what we believe is its broad market appeal.

As we did in the combustion sector, we are now assessing potential customer needs and opportunities, and what form of products or technologies can and should be brought to market and potentially, what other developments may have a great value in the future, but need more development.

One of the appealing aspects about the sensing or sensor market for ClearSign is that whereas our combustion technology is focused into markets where NOx emissions is a key variable, new sensing technology can potentially have a universal market regardless of the emissions requirements, including applications outside of the traditional combustion fields. We look forward to discussing developments and opportunities in this area of our business at upcoming calls and communications.

In concert with our technology and business channel development, we also need to address our marketing, communications and promotions. To this effect, we are in the process of developing a new website for launch in Q4. This will focus on developing the ClearSign brand and enabling targeted messaging and engagement with our customers, partners and investors.

We recognize that the current website does not use the ClearSign Core brand yet and still refers to Duplex, but we would rather develop our new website with a clean slate, rather than take the time to edit the current version.

We also continue to present at selected industry and technical conferences to promote the development of our technology and the strategy to make it available in the marketplace. For reference, we will present two papers at the American Flame Research Committee Conference next month. We will also make these and other publications available on our website when published.

Wrapping up my remarks, I'd like to mention in my years of experience in this industry, we have come a long way in a short time in terms of advancing the technology and courting of [capable] suitors or collaborative partnerships. I'm encouraged about how well the team is working together, and we look forward to updating our investors of developments on partnerships come to fruition.

With that, I'd like to introduce our Chairman of the Board, Rob Hoffman, for some closing remarks before we open the line for questions. Rob?

Rob Hoffman: Thanks, Jim. When we first discussed what my role would be in this call, I thought I would summarize Jim's comments and highlight the accomplishments of the firm in the 5 short months Jim has been our CEO. But as you just heard, that list is long and given that everyone will have the ability to review a transcript of the call, I encourage all to focus on all of the different areas Jim expounded upon, since they are all very meaningful.

I will, however, emphasize a few areas that I believe are vitally important in the short term as well as the long term. Current cash burn has been reduced even while accomplishing all of the above. How we go to market and what we provide the market has been retooled.

The interest and enthusiasm of potential supply partners is real, and having relationships with these strong partners will be appreciated by the end customer.

Not only has Jim and his team reconfigured the burner to be more normal, or recognizable in how it operates, but the DSM — designed for manufacturing — efforts have dramatically reduced the number of parts that go into the ClearSign Core. As we ramp sales, that work will pay large dividends.

Speaking of the ClearSign Core, a not insignificant change was the decision to move from the term Duplex — it's sort of a generic term that didn't communicate much — to ClearSign Core. Much like Intel Inside, we want to set the groundwork for our product identity that communicates that a burner heater boiler has the best technology embedded in its brain or core; and as Jim also commented, plays into our strategy of having supply partners whose name and reputation [technical difficulty] the product.

Lastly, I will comment on the esprit de corps that I sense from the entire ClearSign team. They are working hard, are proud of what they've accomplished in a short period of time, and are excited at the prospect of success measured in revenues in the not-too-distant-future. I think I speak for the entire Board of Directors in sharing that enthusiasm.

With that, we'd like to open up the call to Q&A. Operator, can we open the call to questions, please?

Questions and Answers

Operator: We will now begin the question-and-answer session. (Operator Instructions). Robert Kecseg with Las Colinas Capital.

Robert Kecseg: I got on the call a little bit late, so I missed a little bit of it; and then I've been on a source here that was really kind of scratchy. So it was kind of hard for me to understand. But I'd just like to then just kind of throw the question out there, regardless if it fits or not. But as far as the fire tube boiler, before you came on, that was something that was in process, I believe. Can you tell me, or give us some kind of an idea about how much of a product that is? Do we believe we have the product to be able to deliver fire tube?

Jim Deller: I appreciate the question, Bob, thank you. In [short], yes, we absolutely do. Since I've joined, we have modified the 5G boiler. As you state, that burner, or a preliminary version of this burner, was installed in the test boiler we have here in Seattle. Over the last few months, we have modified the way that it functions in much the same way as the process burner.

We have reconfigured the way that the burner lights. If you've been following the technology, the older version required a small warm-up burner to fire for a period of time to warm up the ClearSign ceramic components that we're now branding the ceramic core. And then by modification to the burner, we effectively jumped the flame onto that ceramic core, which is the normal operating mode for the ClearSign technology. This new pilot allows the burner to light off and immediately ignites on the ClearSign Core. So essentially, it runs just like a normal burner. You push the button, the burner lights up and is ready to go. So the whole operation sequence is much, much simpler.

We've also, really to help with our demonstration, built a control system for this burner, so we can now demonstrate the burner to our customers exactly the same as it operates when it's in the field in a normal production burner. And that's the mode we've actually demonstrated into the various customers and partners that we've come through our offices and certainly, here in ClearSign. And they’ve seen it ramp up from zero up to full operating rate, and down, and modulating just as a burner would in a normal environment.

And I'm really looking forward to — our plans for China are to basically take this burner and put it in a functioning boiler in China to demonstrate it to the — our potential partners and customers there in China.

So coming back to your question, yes, we very much believe that we do have our quality, and that quality is ready for market.

Robert Kecseg: Something that I've never asked before that's come to mind — obviously, there's all these burners in place and all these refineries and so forth, and then the fire tube boiler market, and hundreds of — I guess probably hundreds of thousands of installations. Could you speak to a little — give us a little bit of an idea about replacement?

I was wondering if these relationships, once they're underway with various existing burner boiler companies, would give us an idea — is that kind of the market for when there's replacement activity for them, that it gives us an opportunity to install ClearSign Core into that replacement market? Am I thinking along the right lines?

Jim Deller: No, you are exactly along the right lines. There is some new equipment installed into the market. But very much the opportunity and, by far, the greatly biggest market is to replace all of those burners already installed out there in the industry, and there are tens of thousands in our target regions.

As the ultra-low NOx flames are being installed, and our clients are seeking to operate at full rate, they do run into problems with the long flames from traditional burners. We are providing a technology that now lifts up restriction and allows those very small and highly fired boilers and burners to fire up at the normal rate. And that's why I mentioned the heat flux density in the conversation or the [speech] we just had.

Also, of course, is the need to comply with the current and future emissions requirements. The existing burners that are installed in our clients' heaters in many regions cannot do that, and they are faced with a very expensive retrofit for some post-flue gas cleanup like an [SCR]; or they can just change-out the burner components to a new burner containing the ClearSign Core as a much more efficient and easy to operate means to address that upcoming problem.

Robert Kecseg: Right, right. I'll let somebody else come on then. Thank you.

Operator: (Operator Instructions). Showing no further questions, this concludes our question-and-answer session. I would like to turn the conference back over to Jim Deller for any closing remarks.

Jim Deller: Well, thank you, operator. If there are no further questions, I'd like to thank everyone for participating on this call. And we look forward to updating you on our progress as events occur. We do appreciate your continued support, and I very much look forward to talking to you all in the future.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.